Exhibit 10.2

ONCOR

SALARY DEFERRAL PROGRAM

Amended and Restated as of July 1, 2026

i

ONCOR SALARY DEFERRAL PROGRAM

(Amended and Restated Effective as of July 1, 2026)

Section 1. Purpose

1.1 Purpose. The Oncor Salary Deferral Program (the “Plan”) was originally established effective as of January 1, 2010, as a spin-off of the EFH Salary Deferral Program (“Prior Plan”), which was originally effective April 1, 1991. The Plan, therefore, assumed, and provides for the satisfaction of benefit liabilities accrued under, the Prior Plan as of December 31, 2009, with respect to certain employees of the Company, as well as the benefits earned by Eligible Employees under the Plan thereafter. The Plan has been amended from time to time and is hereby further amended and restated effective as of July 1, 2026.

The primary purpose of the Plan is to provide a mechanism for certain key employees of the Company and other Participating Employers to defer a portion of their Salary and Bonus, to motivate key employees, and to recognize the contributions of such employees to the Company as the Plan sponsor. The Plan is designed as an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as determined under the provisions of Section 201(2) of the Employee Retirement Income Security Act of 1974.

Section 2. Definitions

2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

(a) “Account” means the individual account maintained by the Company for each Participant for recording amounts previously transferred to this Plan from the Prior Plan, the deferrals of Salary and Bonus made by each Participant under this Plan, Matching Awards made on behalf of each Participant in the Plan and/or Prior Plan, additional Company discretionary contributions, if any, made on behalf of Participants, and earnings on such amounts.

(b) “Affiliate” means, with respect to any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), any entity directly or indirectly controlling, controlled by or under common control with such person.

(c) “Beneficiary” means the person or persons named by the Participant as the recipient(s) of any distribution remaining to be paid to the Participant under the Plan upon the Participant’s death.

(d) “Board” means the Board of Directors of the Company or the Surviving Entity, as applicable.

(e) “Bonus” means the cash portion of any future bonus or incentive award paid by a Participating Employer to a Participant with respect to services to be performed by a Participant during a Plan Year under an annual incentive plan adopted by such Participating Employer.

(f) “Cause” means any one or more of the following: (i) as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Participant and the Company or the Surviving Entity, as applicable, or, (ii) if there is no such employment or change-in-control agreement, (A) if, in carrying out his or her duties to the Company or the Surviving Entity, as applicable, Participant engages in conduct that constitutes (1) a breach of his or her fiduciary duty to the Company or the Surviving Entity, as applicable, or its equity interest holders, (2) gross neglect, or (3) gross misconduct resulting in material and objectively determinable damage to the business of the Company or the Surviving Entity, as applicable, or (B) upon the indictment of the Participant for, or the Participant’s plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude.

Notwithstanding the foregoing, a termination of a Participant’s employment for any of the reasons described in clause (ii)(A) above (or any comparable reasons described in any applicable employment agreement under clause (i) above) shall not constitute a termination for Cause unless: (A) the Participant has received written notice specifying the alleged misconduct constituting Cause, (B) the Participant has been given an opportunity to be heard by (1) the Board, with respect to a Participant who is (or was immediately prior to a Change in Control) a member of the Senior Leadership Team of the Company, or (2) the Senior Leadership Team of the Company or senior management of the Surviving Entity, as appropriate, with respect to a Participant who is not (and was not immediately prior to a Change in Control) a member of the Senior Leadership Team, and (C) following such hearing, or the Participant’s failure to request such a hearing within a reasonable period, the Board, the Senior Leadership Team, or senior management, as applicable, determines, in good faith by at least a 2/3 vote, that the termination for Cause is appropriate under the circumstances.

(g) “Change in Control” means any one or more of the following:

(i) The acquisition by one person or more than one person acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), in one transaction or a series of transactions, of direct or indirect ownership of the equity of the Company or of Sempra (including through any subsidiary of Sempra that has a direct or indirect beneficial ownership interest in the Company) that, together with the equity held by such person or group, constitutes more than 50% of the total fair market value, total direct or indirect voting power, or the direct or indirect beneficial ownership of the Company or Sempra; provided that such an acquisition of the Company’s equity directly or indirectly by a wholly-owned subsidiary of Sempra shall not constitute a Change in Control; or

(ii) The acquisition, during any 12-month period, by one person or more than one person acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), in one transaction or a series of transactions, of direct or indirect ownership of the equity of the Company or of Sempra (including through any subsidiary of Sempra that has a direct or indirect beneficial ownership interest in the Company), that constitutes 30% or more of the total fair market value, the total direct or indirect voting power, or the direct or indirect beneficial ownership of the Company or Sempra; provided that such an acquisition of the Company’s equity directly or indirectly by a wholly-owned subsidiary of Sempra shall not constitute a Change in Control; or

(iii) The sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, other than a sale to a wholly-owned subsidiary of Sempra; or

(iv) The consummation of a transaction for which the Public Utility Commission of Texas approved a transfer or change of control (operational or otherwise) of the Company; or

(v) A material change to the terms of the Approved Ring Fence (as defined in the Third Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of March 9, 2018).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Salary Deferral Program Administrative Committee whose members are appointed from time to time by the highest ranking human resources executive of the Company or by his/her designee.

(j) “Company” means Oncor Electric Delivery Company LLC, its successors and assigns.

(k) “Deferral” means the deferral of Salary and/or Bonus under this Plan as provided for in Section 4 hereof.

(l) “Deferral Period” means the period of deferral, beginning with the first day of the applicable Plan Year, which shall be the period selected by the Participant for an In-Service Deferral, and the Participant’s Retirement for a Retirement Deferral. Notwithstanding the foregoing, the Deferral Period for any Deferral election shall end on the date of death, Disability, or Separation from Service (or six months thereafter with respect to “specified employees” as provided under Section 8.2).

(m) “Disability” means a medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is entitled to receive, and has been receiving for a period of not less than three months, income replacement benefits under one or more plans of the Company.

(n) “Eligible Employee” means an employee of a Participating Employer whose Salary, as of October 1 of the previous year (or at the time of initial hire for an individual who becomes an Eligible Employee during the middle of a Plan Year), meets or exceeds a threshold Salary level (which shall not be less than $160,000) and/or other criteria established by the Plan Administrator for each Plan Year based on such factors as the Plan Administrator deems appropriate.

(o) “Fixed Rate Investment” means the fixed rate annuity (the “Fixed Rate Annuity Option”) elected prior to July 1, 2026, by certain Participants currently in pay status under the Retirement Deferral option, pursuant to which the electing Participant’s Accounts are, during the elected payout period, invested in a fixed rate investment grade security selected by the Plan Administrator. In accordance with Section 6.2 hereof, the Fixed Rate Investment shall continue in effect for Participants who had made such Fixed Rate Annuity Option election prior to July 1, 2026, unless and until such Participants elect to change their investment election to one of the other investment alternatives available under the Plan. The Fixed Rate Investment shall be frozen and shall not be available to any additional Participants from and after July 1, 2026.

(p) “Good Reason” means any one or more of the following events or actions which are taken without the express, voluntary consent of the Participant: (i) a material reduction in the Participant’s base salary or incentive compensation opportunity, other than a broad-based reduction of base salaries or incentive compensation opportunities of all similarly situated employees of the Surviving Entity, unless such broad-based reduction only applies to former employees of the Company; (ii) a material reduction in the aggregate type, level or value of benefits for which the Participant is eligible, immediately prior to the Change in Control, other than a broad-based reduction applicable on a comparable basis to all similarly situated employees of the Surviving Entity, unless such broad-based reduction only applies to former employees of the Company; (iii) a material reduction in the Participant’s authority, duties or responsibilities, including an adverse change in (A) the Participant’s title, reporting level, reporting line or structure, scope of responsibilities, or management authority, or (B) the scope or size of the business, entity, or budget for which the Participant had responsibility, in each case as in effect immediately prior to the effective time of the Change in Control; (iv) the Participant’s primary work location is relocated, resulting in an increase in the Participant’s work commute in excess of thirty-five (35) miles more than the Participant’s work commute immediately prior to the Change in Control; (v) a material breach by the Surviving Entity of the terms of any employment agreement with the Participant; (vi) the failure of the Company to obtain an agreement by the Surviving Entity, if such entity is not the Company, to fully assume and perform the provisions of this Plan; or (vii) the Participant is asked or required to resign in connection with a Change in Control and does so resign.

Notwithstanding the foregoing, in order to constitute a resignation with Good Reason: (A) the Participant must provide written notice to the Surviving Entity describing the event or condition constituting Good Reason within a period of not more than 90 days from the initial occurrence of such event or circumstance; (B) if the applicable event or circumstance is capable of being cured, the Surviving Entity fails or refuses to fully remedy such event or circumstance to the Participant’s satisfaction within a 30-day cure period following the receipt of such notice; and (C) the Participant terminates Participant’s employment within two years following the initial existence of one or more of the preceding events or actions.

(q) “In-Service Deferral” means a Deferral election made on or after July 1, 2026, to defer Salary and/or Bonus otherwise payable during the applicable Plan Year (or portion thereof for individuals who first become Eligible Employees during the middle of a Plan Year) for a specified number of years. The minimum deferral period for an In-Service Deferral is three (3) years.

(r) “Matching Award” means contributions made by the Participating Employers pursuant to Section 5.1 herein.

(s) “O&C Committee” means the Organization and Compensation Committee of the Board.

(t) “Participant” means an Eligible Employee who elects to participate in the Plan and whose Account(s) has not been completely distributed.

(u) “Participating Employer” means the Company and each of its subsidiaries or affiliates that are approved by the Committee for participation in this Plan. The Participating Employers, as of the effective date of the amendment and restatement of this Plan, are listed on Exhibit “A” attached hereto. Participation in the Plan by additional Participating Employers will commence as of the date determined by the Plan Administrator.

(v) “Plan Administrator” means the person(s) or entities appointed by the Committee to assist in carrying out the operation of the Plan.

(w) “Plan Year” means the twelve-month period beginning January 1 and ending December 31.

(x) “Retirement” means a Participant’s termination of employment with a Participating Employer upon attaining at least age 55 and completing at least 15 years of Accredited Service, as defined under the Oncor Retirement Plan or a successor plan.

(y) “Retirement Deferral” means a Deferral election to defer Salary and/or Bonus otherwise payable during the applicable Plan Year (or portion thereof for individuals who first become Eligible Employees during the middle of a Plan Year)) until Retirement.

(z) “Salary” means the annualized rate of normal base pay earnings, prior to any deferrals, of an Employee exclusive of overtime, bonuses or any fringe benefits.

(aa) “Senior Leadership Team” means the officers of the Company who are elected by the Board from time to time at the level of Senior Vice President or above.

(bb) “Separation from Service” means a complete termination of employment or permanent reduction in service level of a Participant with respect to the Company, all Affiliates, or a Surviving Entity, which constitutes a separation from service within the meaning of section 409A of the Code.

(cc) “Service” means the aggregate period of employment of a Participant with all Participating Employers, determined on an elapsed time basis.

(dd) “Surviving Entity” means the Company, or a corporation, limited liability company or other entity which is the surviving entity in a Change in Control transaction, or any affiliate thereof, which employs a Participant as of and/or following the Change in Control.

(ee) “Termination for Good Reason following a Change in Control” means a Separation from Service within two years after a Change in Control that is initiated by the Participant for Good Reason.

(ff) “Trust” means the trust(s) established by the Company to assist it in meeting its obligations under the Plan.

(gg) “Trustee” means the trustee appointed by the Committee to hold assets of the Plan.

(hh) “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152 without regard to section 152(b)(1), (b)(2) and (d)(1)(B)) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(ii) “Vesting Period” means the period beginning with the date of the beginning of the particular Plan Year of Deferral and ending with the end of the third Plan Year thereafter.

Section 3. Deferral Eligibility and Participation

3.1 Eligibility. An Eligible Employee shall be eligible to participate in the Plan as of the date that he/she satisfies the eligibility requirements set forth herein. All Eligible Employees will be given the opportunity, annually during an election period prior to the beginning of a Plan Year, to participate in the Plan during such Plan Year. Additionally, individuals who first become Eligible Employees during a Plan Year shall be notified of their eligibility and shall be given the opportunity, during the thirty (30) day period following the date of initial eligibility, to participate in the Plan for the remainder of such Plan Year. Elections with regard to participation during a Plan Year shall be irrevocable.

3.2 Participation. All Eligible Employees may elect to participate in this Plan, and defer Salary and Bonus in the manner prescribed in Section 4.1 below.

Section 4. Election to Defer

4.1 Deferral Election. An Eligible Employee may elect, irrevocably, by completing such election in the manner prescribed by the Plan Administrator as part of the Plan’s enrollment process, to make Deferrals during the Plan Year of a percentage of Salary and/or Bonus, as a Retirement Deferral or an In-Service Deferral, or a combination thereof, in one percent (1%) increments, up to a maximum of fifty percent (50%) of Salary and eighty-five percent (85%) of Bonus. Such election shall be made by an individual who first becomes eligible during a Plan Year, during the period specified in Section 3.1, and by all other Participants during the annual election period prescribed by the Plan Administrator, which shall be prior to the first day of the Plan Year to which such election relates. If a Participant ceases to be an Eligible Employee during a Plan Year, any Salary Deferral election made for such Plan Year shall cease to be effective and Salary Deferrals shall cease as of the first pay period after the Participant ceases to be an Eligible

Employee; however, any Bonus Deferral election made by the Participant relating to a Bonus to be paid during such Plan Year shall continue in force and such Bonus Deferral shall be taken in accordance with the terms of the Plan and such election. Similarly, if a Participant has incurred a Separation from Service, but is eligible to receive a Bonus after such Separation from Service, any Bonus Deferral election that the Participant had made with respect to such Bonus shall continue in force and such Bonus Deferral shall be taken in accordance with the terms of the Plan and such election.

4.2 Salary Deferrals. Salary deferred under the Plan will be ratably deducted in each pay period during the Plan Year.

4.3 Bonus Deferrals. Bonus deferred under the Plan will be deferred at the time that the Bonus would otherwise have been paid.

Section 5. Matching Awards, Company Discretionary Contributions, and Vesting

5.1 Matching Awards. Each Participating Employer shall contribute to the Account of each Participant employed by such Participating Employer, as a Matching Award, an amount equal to one hundred percent (100%) of the Participant’s Salary Deferral up to a maximum of eight percent (8%) of such Participant’s Salary. Such contribution shall be credited at the time of the crediting of the Salary Deferral amount to be matched.

5.2 Discretionary Company Contributions. In addition to the Matching Awards provided for in Section 5.1 above, the Company may, from time to time, make additional discretionary contributions to the Accounts of individual Participants selected by the Company as directed by the O&C Committee. The amount of any such discretionary contributions shall be determined by the O&C Committee in its sole and absolute discretion based on such factors as may be determined by the O&C Committee to be appropriate. Such discretionary contributions may be fully vested when made, or may be subject to a vesting schedule or vesting parameters as determined by the O&C Committee in its sole and absolute discretion. The amount and terms of discretionary contributions need not be uniform among Participants to whom the O&C Committee decides to make a discretionary contribution. The decision of the O&C Committee to authorize a discretionary contribution from the Company to any one Participant will not entitle any other Participant to receive a discretionary contribution, nor entitle the Participant on whose behalf the discretionary contribution was made, to receive any other discretionary contribution.

5.3 Vesting. A Participant shall at all times be one hundred percent (100%) vested in the portion of the Participant’s Account that is attributable to such Participant’s Deferrals and earnings thereon. Subject to the accelerated vesting provisions of Sections 5.4, 14.1, and 15.1, a Participant shall be one hundred percent (100%) vested in the Participant’s Matching Awards, and on income earned on such Matching Awards, at the end of the Vesting Period. A Participant shall become vested in any Company discretionary contributions made on behalf of the Participant pursuant to Section 5.2 at the time and subject to such conditions as may be determined by the O&C Committee at the time that the discretionary contribution is made. For avoidance of doubt, the forfeiture provisions previously in effect under Section 5.4 of the Plan prior to this amendment and restatement shall no longer apply to any portion of a Participant’s Account regardless of the date of the Deferral, Matching Award or Company discretionary contribution.

5.4 Accelerated Vesting Upon Death, Disability, Retirement After Attaining Age 62, Termination Without Cause, or Termination for Good Reason Following a Change in Control. Notwithstanding the provisions of Section 5.3, in the event a Participant’s employment is terminated without Cause or as a result of the Participant’s death, Disability, Retirement after attaining age 62, or Termination for Good Reason following a Change in Control, then such Participant’s Matching Awards and Company discretionary contributions, if any, and earnings thereon shall become fully vested.

Section 6. Investments and Earnings

6.1 Investments and Earnings on Participants’ Accounts. The amount credited to a Participant’s Account shall be valued on a daily basis to reflect such gain, loss and/or expenses incurred based on the experience of the investments selected by the Participant for the investment of his or her Account and taking into account additional Deferrals credited to and distributions made from such Account. The Committee shall have sole and absolute discretion with respect to the number and type of investment choices made available for selection by Participants, the timing and manner of Participant investment elections and the method by which adjustments are made. The designation of investment choices by the Committee shall be for the sole purpose of adjusting the value of Accounts pursuant to this Section and this provision shall not obligate the Participating Employers to invest or set aside any assets for the payment of benefits hereunder; provided, however, that a Participating Employer may invest a portion of its general assets in investments, including investments which are the same as or similar to the investment choices designated by the Committee and selected by Participants, but any such investments shall remain part of the general assets of such Participating Employer and shall not be deemed or construed to grant a property interest of any kind to any Participant, designated beneficiary or estate. The Committee shall notify the Participants of the investment choices available and the procedures for making and changing investment elections.

6.2 Fixed Rate Annuity Option for Grandfathered Group of Retired Participants. Retired Participants who are receiving annual installment payments of their Account and had elected, prior to July 1, 2026, the Fixed Rate Annuity Option, shall continue to have earnings for their Account measured under the Fixed Rate Investment unless and until such Participants elect to transfer to another investment alternative available under the Plan. If a Participant transfers out of the Fixed Rate Investment, he/she is not eligible to transfer back to the Fixed Rate Investment. For avoidance of doubt, the Fixed Rate Annuity Option shall not be available to any Participants other than those retired Participants who had elected it prior to July 1, 2026.

Section 7. Participant Accounts

7.1 Separate Accounts. The Plan Administrator shall establish and maintain separate individual Accounts for each Participant for deferrals of Salary and/or Bonus, Matching Awards, and Company discretionary contributions, if any, and earnings thereon for each Plan Year.

7.2 Unsecured Interest. No Participant or Beneficiary shall have any security interest whatsoever in any assets of the Company or any Participating Employer. To the extent that any person acquires a right to receive payments under the Plan, such right shall not be secured or represented by any assets of the Company or any Participating Employer.

Section 8. Distribution of Accounts

8.1 Form and Timing of Distributions. The value of a Participant’s Account at distribution shall be paid in cash, as follows:

(a) In-Service Deferrals. The aggregate amount of In-Service Deferrals pursuant to an In-Service Deferral election, together with the vested portion of Matching Awards thereon and earnings attributable thereto, shall be distributed in a lump-sum distribution as soon as practicable after the end of the Deferral Period, but in no event later than sixty (60) days following such date. Upon a Participant’s Separation from Service, the unvested portion of Matching Awards and earnings thereon, if any, shall be forfeited at the time of the Separation from Service. By way of example, if, for the 2027 Plan Year, a Participant makes an In-Service Deferral election with a 3-year Deferral Period, the amount deferred under such election, together with the vested portion of Matching Awards thereon and earnings attributable thereto, shall be distributed to such Participant in 2030 as soon as practicable after the expiration of the 3-year Deferral Period (i.e., December 31, 2029), if the Participant has not had a Separation from Service prior to that time. For avoidance of doubt, Deferral elections made under the “Seven-Year Option” of the Plan as previously in effect, shall continue to be subject to the deferral and distribution provisions in effect at the time of such Deferral election.

(b) Retirement Deferrals.

(i) Retirement Deferral Elections Made Prior to July 1, 2026. The aggregate amount of Retirement Deferrals pursuant to Retirement Deferral elections made prior to July 1, 2026, together with the vested portion of associated Matching Awards and earnings attributable thereto, shall be distributed in a single annual installment, or in annual installments over the period certain previously elected by the Participant from one (1) to ten (10) years, or fifteen (15) years, or twenty (20) years, commencing in the year after, but in no event later than twelve months following the date of Retirement, subject, however, to the delay provided for in Section 8.2. The unvested portion of the associated Matching Awards and earnings thereon, if any, shall be forfeited at the time of Retirement. During the distribution period, undistributed amounts shall continue to be adjusted for earnings. With respect to Retirement Deferral elections made prior to July 1, 2026, each Participant made a one-time election of the period over which the Participant wishes to have this portion of his/her Account distributed. Such election was made on or before the date the Participant first commenced participation in the Plan; with respect to any amounts transferred to this Plan from the Prior Plan, the Participant’s election in effect under the Prior Plan shall continue to apply. Such distribution election shall apply to the entire Retirement Deferral portion of the Participant’s Account pursuant to Retirement Deferral elections made prior to July 1, 2026 (inclusive of all associated Matching Awards and earnings attributable to such Deferrals and Matching Awards), regardless of when such amounts were deferred or otherwise credited to the Participant’s Account, and shall be irrevocable. In the event of the death of a Participant or Beneficiary during the distribution period, the remainder of the Account shall be distributed to the Participant’s Beneficiary, or if no Beneficiary has been designated, to the estate of the Participant or Beneficiary in a lump-sum distribution as soon as practicable after the Participant’s date of death.

(ii) Retirement Deferral Elections Beginning July 1, 2026. The aggregate amount of Retirement Deferrals pursuant to Retirement Deferral elections made on and after July 1, 2026, together with the vested portion of Matching Awards thereon and earnings attributable thereto, shall be distributed in a single annual installment, or in annual installments over the period certain elected by the Participant for the particular Plan Year (or portion thereof for Participants who first become eligible to participate in the Plan during the middle of a Plan Year) from one (1) to ten (10) years, commencing in the year after, but in no event later than twelve months following the date of Retirement, subject, however, to the delay provided for in Section 8.2. The unvested portion of the associated Matching Awards and earnings thereon, if any, shall be forfeited at the time of Retirement. For avoidance of doubt, beginning with Retirement Deferral elections made on and after July 1, 2026, Participants shall elect the distribution period for Retirement Deferrals for each Plan Year at the time that the Retirement Deferral election is made.

(iii) Separation from Service Prior to Retirement. Notwithstanding a Participant’s previous distribution elections with respect to Retirement Deferrals, if the Participant incurs a Separation from Service prior to Retirement, the vested portion of his/her Account subject to Retirement Deferrals shall be paid in a lump-sum distribution as soon as practicable after the Separation from Service date, but in no event later than sixty (60) days following such date. The unvested portion of the associated Matching Awards and earnings thereon, if any, shall be forfeited at the time of the Separation from Service.

(c) Amounts Transferred from Prior Plan. The portion of a Participant’s Account that is transferred to this Plan from the Prior Plan shall be payable at such time and in such terms as were applicable to such amounts under the Prior Plan, subject to a Participant’s right to modify the terms and timing consistent with the terms of the Plan and Code Section 409A as determined by the Plan Administrator.

8.2 Delay of Certain Benefit Payments.

(a) With respect to any Participant who is a “specified employee” (within the meaning of Code section 409A and the regulations issued thereunder), the distribution of any benefits shall not commence earlier than the date that is six (6) months following the date of such Participant’s Separation from Service. In the event that any benefit payable in installments is delayed by application of this Section 8.2(a), the period of payment shall not be extended, the first payment shall include all amounts that would have otherwise been paid in the absence of such delay, and subsequent payments shall be made at such times and in such amounts as would have otherwise been paid in the absence of such delay.

(b) The provisions of Section 8.2(a) shall not apply (i) with respect to any distribution made on account of the death or Disability of the Participant, or (ii) if, at the time of such Participant’s Separation from Service, no stock of either the Company or the Participant’s employer is publicly traded on an established securities market or otherwise.

8.3 Election to Delay Distributions.

A Participant may elect to delay the payment of his/her Account subject to In-Service or Retirement Deferrals, associated Matching Contributions, and Company discretionary contributions, if any, and earnings thereon, subject to the following:

(a) Such election shall be made no later than twelve (12) months prior to the date on which such payments would have otherwise commenced (without regard to the application of Section 8.2), and

(b) Such election must specify a payment date that will cause the commencement of the payment of such amounts to be delayed for at least five (5) years beyond the date such payments would have otherwise commenced in the absence of the election under this Section 8.3.

(c) Such election will be ineffective until the expiration of twelve (12) months after the date it is made.

8.4 Distribution in the Event of an Unforeseeable Emergency. If a Participant encounters an Unforeseeable Emergency, the Plan Administrator in its absolute discretion may direct the Company to pay to such Participant such portion of the Account, including the entire amount if appropriate, as the Committee shall determine to be necessary to satisfy the need presented by such Unforeseeable Emergency, plus amounts necessary to pay all taxes and penalties reasonably anticipated as a result of the distribution. A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship). Upon a distribution to a Participant under this Section, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year.

Section 9. Certain Elections for Participants in Prior Plan

9.1 Election to Continue Under Original Plan Provisions. Notwithstanding anything herein to the contrary, Eligible Employees who, as of March 31, 1998, were Participants in the Prior Plan were given the opportunity, pursuant to a one-time, irrevocable written election, to have certain provisions relating to permitted Deferrals, Matching Awards and investments as previously permitted under the Prior Plan (the “Original Plan Provisions”), apply with respect to their future Plan participation. The Original Plan Provisions were described in Exhibit “B” to the Plan, as amended and restated effective as of December 31, 2021. To the extent applicable to any Participant, the Original Plan Provisions continued to apply pursuant to Participant elections through June 30, 2026. Effective July 1, 2026, the Original Plan Provisions shall no longer apply to any Participant’s Account.

Section 10. Nontransferability

10.1 Nontransferability. In no event shall the Company or any Participating Employer make any distribution or payment under this Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of a distribution or payment hereunder, a Participant or a Beneficiary shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan.

Section 11. Designation of Beneficiaries

11.1 Specified Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death are to receive the amounts that otherwise would have been paid to the Participant. All Beneficiary designations shall be in writing and signed by the Participant, and shall be effective only if and when delivered to the Plan Administrator during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Plan Administrator. The payment of amounts shall be in accordance with the last unrevoked written designation of the Beneficiary that has been signed and so delivered.

11.2 Estate as Beneficiary. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event a Participant shall not designate a Beneficiary or Beneficiaries, or if, for any reason, such designation shall be ineffective, in whole or in part, as determined solely in the discretion of the Plan Administrator, the distribution that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

Section 12. Rights of Participants

12.1 Employment. Nothing in the Plan shall alter or interfere in any way with the employment relationship between Participants and Participating Employers, nor limit in any way the right of the Company or any Participating Employer to terminate any Participant’s employment at any time. This Plan shall not confer upon any Participant any right to continue in the employ of the Company or any Participating Employer.

Section 13. Administration

13.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized, in its sole discretion, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons whomsoever. The Committee shall appoint a Plan Administrator to assist in carrying out the operations of the Plan and a Trustee of the Trust to accompany the Plan.

13.2 Annual Reports. The Plan Administrator shall render annually a report to each Participant which shall set forth, at a minimum, the Participant’s Account balances as of the end of the most recent Plan Year.

Section 14. Amendment or Termination of the Plan

14.1 Amendment or Termination of the Plan. The O&C Committee may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as the O&C Committee may determine. Additionally, the Plan may be amended by the Senior Leadership Team, to the extent such amendment: (a) is ministerial or administrative in nature; (b) does not result in a material change to the Plan’s costs (defined as an increase in the cost of the Plan in excess of $25 million); or (c) is required for the Plan to comply with any applicable law. An amendment or modification of the Plan may affect Participants at the time thereof as well as future Participants, but no amendment or modification of the Plan for any reason may diminish any Participant’s Accounts as of the effective date thereof, except that an amendment may diminish a Participant’s benefit under this Plan to the extent a reasonably equivalent or more favorable benefit is made available to such Participant under another plan, policy or program of the Company. As soon as practical, but in no event more than fifteen (15) days following Plan termination, the Participating Employers shall make irrevocable contributions to the Trust in an aggregate amount, as determined by the Committee, which when added to the total value of the assets of the Trust at such time equals the total amount credited to all Accounts as of the date of Plan termination. In the event the Plan is terminated, Participants’ Accounts shall immediately become vested, no additional Deferrals shall be permitted, and Participants’ Accounts shall be distributed at the time and in the manner that they would otherwise have been distributed under the Plan in the absence of such termination. In no event shall such termination result in the acceleration of benefit payments hereunder.

Section 15. Corporate Changes

15.1 Dissolution or Liquidation. Notwithstanding any provision herein to the contrary, upon the dissolution of the Company in a transaction subject to taxation under Code section 331, the Participants’ Accounts shall vest as of the day preceding the date of dissolution or liquidation and shall not be subject to the forfeiture provisions of this Plan. The Company shall cause the full amount of each Participant’s Account to be paid in cash in a lump sum to the Participant, or his Beneficiary, as soon as is practicable, but in no event later than sixty (60) days following the date of dissolution or liquidation.

15.2 Full Funding Upon a Change in Control. In the event of a Change in Control, the Participating Employers (including any successor entity in such Change in Control) shall, promptly following the effective date of the Change in Control and in any event within fifteen (15) days thereof, make irrevocable contributions to the Trust in an aggregate amount which when added to the total value of the assets of the Trust at such time equals the total amount credited to all Accounts as of the effective date of the Change in Control. Thereafter the Participating Employers shall periodically make additional contributions to the Trust from time to time to ensure that the Trust continues in a fully funded status.

15.3 Funding Limitations. Notwithstanding any other provision of the Plan or the Trust to the contrary, the Plan Administrator may authorize the Trustee to make the following payments even if they would otherwise not be permitted by the Trust, and a Participating Employer may refrain from making any contributions or payments otherwise required or permitted to be made by the Plan or the Trust, to the extent necessary to satisfy the following requirements.

(a) No amount shall be set aside or reserved directly or indirectly (under the Trust or otherwise), during any restricted period (as defined in Section 409A(b)(3)(B) of the Code) for the purpose of paying a Benefit under the Plan to any Eligible Employee who is an applicable covered employee (as defined in Section 409A(b)(3)(D) of the Code). It is understood that a restricted period will generally occur in a Plan Year if any single-employer defined benefit plan (an “Applicable Plan”) maintained by the Company or any company that is in a controlled group that includes the Company (within the meaning of Sections 414(b) and (c) of the Code and guidance issued by the Internal Revenue Service) is “at risk” within the meaning of Section 430(i) of the Code for the preceding Plan Year. “Applicable covered employee” generally includes any Eligible Employee who is, with respect to the Company or any entity under common control with the Company, described in section 162(m)(3) of the Code or subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934. All such persons are referred to herein as “Covered Employees.”

(b) The Plan Administrator shall monitor the funded status of each Applicable Plan and will determine whether a restricted period exists with respect to any such plan. If the Plan Administrator determines that a restricted period exists for a Plan Year, it shall determine whether any amount, including earnings, has been set aside or reserved during that period for the purpose of paying a benefit to any Covered Employee or would be set aside but for the action of the Plan Administrator. The Plan Administrator may request the Trustee to pay such amount to the Company or to any other person designated by the Plan Administrator or to otherwise segregate such amount from the assets of the Trust. The foregoing shall not apply, however, to the extent that the Company elects to treat the amount set aside or reserved as a transfer of property for tax purposes and taxable to the Covered Employee accordingly.

(c) Subject to any guidance issued by the Internal Revenue Service, the Plan Administrator may use any method it deems appropriate to calculate the amount set aside or reserved for any Covered Employee during a restricted period. The determination made by the Plan Administrator shall be binding on the Trustee and each Covered Employee and any person claiming any interest in or payment from the Trust related to such Covered Employee. The Plan Administrator may also utilize any program approved by the Internal Revenue Service to correct any amount that was improperly set aside under the Trust, and may adopt such rules and procedures as it deems necessary to comply with Section 409A(b)(3) of the Code.

(d) The Plan Administrator shall maintain a record of any amount transferred from the Trust pursuant to paragraph (b), or that a Participating Employer does not contribute to the Trust. Such amount shall be credited with interest or earnings based on what would have been allocable to such amounts if they had been held in the Trust. Such amount shall be paid to the Trust as soon as possible after the Plan Administrator determines that no Applicable Plan remains in a restricted period. If any payment from the Trust to a Covered Employee or the Covered Employee’s beneficiary has been reduced or withheld as a result of the restrictions of this Section, such amount shall be paid to such employee in a lump sum as soon as possible after the amount contemplated in the foregoing sentence is paid to the Trustee. The Company may also make such payments directly.

(e) The purpose of this Section is to comply with the restrictions of Section 409A(b)(3) of the Code and shall be interpreted accordingly. This provision is intended to impose only those restrictions that are required by that Section and only on the persons covered by the Section. The Plan Administrator shall interpret and apply this Section accordingly.

Section 16. Requirements of Law

16.1 Governing Law. The Plan is intended to satisfy the requirements of Code section 409A and the regulations issued thereunder, and shall be construed to that end. Except as otherwise preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

Section 17. Withholding Taxes

17.1 Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan or from a Participant’s compensation an amount necessary to satisfy any federal, state, or local withholding tax requirements.

Section 18. Investment and Funding

18.1 Trust. The benefits to be derived by Participants in the Plan will be funded through the Trust, provided, however, that any assets held by the Trust shall at all times be subject to the claims of judgment creditors of the Company.

18.2 Funding of Trust. With respect to In-Service Deferrals, the Participating Employers shall, promptly after Deferrals are credited to Participants’ Accounts, provide the Trust with resources in amounts equal to the amounts of such Deferrals. With respect to Retirement Deferrals, the Participating Employers shall fund the Trust through the purchase of corporate-owned life insurance or such other Trust assets as may be determined by the Participating Employers from time to time.

18.3 Distributions from Trust. If Trust assets allocated to any Participant’s Account for a Plan Year are less than the amount required to effect a distribution to such Participant provided for in this Plan, the applicable Participating Employer will pay such difference either through the Trust or directly to the Participant. If, after all obligations to Participants hereunder have been fully satisfied, there remain assets in the Trust, such excess amounts shall be returned to the Company.

18.4 Funding and Distribution Requirements Under Certain Circumstances. The provisions of this Section 18 shall be subject to (and, if deemed to be contradicting, overridden by) the provisions of Section 15 of this Plan.

EXECUTED effective as of the effective date first set forth above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Angela Guillory
Angela Guillory
Senior Vice President
Human Resources and Corporate Affairs

EXHIBIT “A”

PARTICIPATING EMPLOYERS

As of July 1, 2026

Oncor Electric Delivery Company LLC

A-1